Exhibit 99.2

CONSENT OF RENNINGER & ASSOCIATES, LLC

Renninger & Associates, LLC (“Renninger”) consents to the inclusion and description of our opinion letter dated May 23, 2017 to the Board of Directors of Lafayette Community Bancorp included as Appendix B to the Proxy Statement – Prospectus included in the Registration Statement on Form S-4 of Horizon Bancorp relating to the proposed merger transaction by and between Horizon Bancorp and Lafayette Community Bancorp and the references to our firm in such Proxy Statement – Prospectus under the heading(s) “Summary – Opinion of LFCB’s Financial Advisor,” “Risk Factors,” “The Merger – Background of the Merger,” “The Merger – LFCB’s Reasons for the Merger; Board Recommendation,” “The Merger – Opinion of LFCB’s Financial Advisor,” and “The Merger – Certain Financial Projections Utilized by the LFCB Board of Directors and LFCB’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

Renninger & Associates, LLC

Dated: July 24, 2017

12076 Bayhill Drive, Carmel, IN 46033         (317) 695-7939 (317) 818-1235 fax    www.renningerllc.com